Exhibit 11.1

AMERICA MOVIL, S.A.B. DE C.V. AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES

Thousands of Mexican pesos

		2005	2006	2007	2008	2009
	Mexican FRS

	Income before taxes on profits	Ps. 33,432,068	Ps. 61,527,609	Ps. 81,151,600	Ps. 79,463,731	Ps. 99,257,161

Plus:	Fixed charges :
	Interest expense	9,151,266	9,618,645	9,865,355	11,610,982	10,689,719
	Interest implicit in operating leases	189,596	263,090	338,440	352,989	444,785

	Earnings under Mexican FRS	Ps. 42,772,929	Ps. 71,409,344	Ps. 91,355,395	Ps. 91,427,702	Ps. 110,391,665

	Mexican FRS:

	U.S. GAAP:
	Total US GAAP adjustments, net	-24,660	-3,783,249	-3,168,439	-5,323,316	-2,638,028
Less:	Deferred income tax	-32,350	1,948,894	57,859	-2,272,321	744,192
Less:	Interest capitalized during the period	-1,448,771	-974,757	21,851	5,764,559	-117,870
Plus:	Depreciation of capitalized interest	269,541	346,648	424,143	-346,528	-176,321

	US GAAP adjustments without deferred income tax and capitalized interest	-1,236,240	-2,462,464	-2,664,586	-2,177,605	-2,188,027

	Earnings under U.S. GAAP	Ps. 41,582,424	Ps. 68,909,102	Ps. 88,633,188	Ps. 89,140,681	Ps. 108,007,924

	Fixed charges:
	Interest expense under US GAAP	7,892,091	8,906,978	10,225,646	17,728,531	11,016,634
Plus:	Interest capitalized during the period	1,448,771	974,757	-21,851	-5,764,559	117,870

	Fixed charges under U.S. GAAP	Ps. 9,340,862	Ps. 9,881,735	Ps. 10,203,795	Ps. 11,963,971	Ps. 11,134,504

	Mexican FRS	4.6	7.2	9.0	7.6	9.9

	U.S. GAAP	4.5	7.0	8.7	7.5	9.7